October 31, 1995



Nautilus Oil and Gas Company
Mr. Joe Pope
600 17th Street, Suite 741S
Denver, Colorado 80202

RE:  Proposal to Purchase Your Interest
     in the Moneta Hills Project
     Fremont and Natrona Counties, Wyoming

Dear Mr. Pope:

     Upon acceptance by you this letter will confirm our mutual intent to enter into an agreement whereby Melange Associates, Inc., Nautilus Oil and Gas Company and Thorofare Resources, Inc. (collectively "Seller") will agree to sell to Delta Petroleum Corporation ("Delta") and Delta will agree to purchase from Seller all of the Seller's right, title and interest in various oil and gas properties described as all the real and personal property of any kind and nature on, in, under or appurtenant to the Moneta Hills Unit Area and any oil or gas wells located thereon, including without limitation, the leases and interest described on the Moneta Hills Unit Area Lease Schedule, the Bridger Mountain Gas Gathering System, all leasehold and unit equipment, any easements and unit equipment, any easements or rights of way, and any executory or contractual rights or interest, corporeal or incorporeal, relating thereto, free and clear of any liens or encumbrances of any kind and without any additional royalty or overriding royalty, production payments, net profits interests or other burdens, similar or dissimilar, not of record prior to October 1, 1994 (all of the foregoing to the extent of the percentage interests of Seller therein being herein collectively called "Properties").

     1. Delta will exchange a 30.5% working interest (21.96% net revenue interest) in the Sawyer-Gulliksen #32-3 well located in the NESW Section 32, T1N, R65W Weld County, Colorado and 4,500 shares of restricted and legended Delta common stock as consideration for the properties. However Delta may, at its sole discretion, repurchase the interest being transferred in the Sawyer-Gulliksen #32-3 for $140,000 (less net production revenues received from this well by Melange Associates or its assigns) at any time between the date of acceptance of this letter agreement and October 1, 1996. Delta also agrees to assign to Seller a 10% net profits interest in the RCU #1-31 and RCU #1-35 wells, Fremont County, Wyoming. In addition, Delta agrees to assign to Seller a 5% net profits interest in the balance of the undrilled acreage on a well by well
basis proportionately reduced to Delta's working interest.   The
above mentioned net profits interests shall bear any net profits obligated to third parties, including but not limited to Chaparral Resources, Inc. ("Chaparral") and will extend to any additional interests acquired by Delta in the contract area and any new leases, renewals or extensions obtained by Delta in the contract area.

Further, Delta will agree to pay a $0.05 per MCF fee on gas transported through the Bridger Mountain Gas Gathering System and any extension or addition thereto. This consideration shall be subject to equitable adjustment in the event of title failure, encumbrance or other circumstance which reduces the leasehold or net revenue interest in and to any of the Properties.

     2. The consummation of this transaction shall take place at the closing, with the date (the "Closing Date"), and time of such closing to be mutually agreed to by the parties hereto, subject to Paragraph 4 hereof.

     3. Irrespective of the actual Closing Date, the effective date of the sale for transfer of title to Seller's interests in the Properties shall be as of 12:01 a.m. October 1, 1995.

     4. It is the intention of the parties that this transaction be consummated within 30 days following Delta's investigation of title but no later than December 31, 1995.

     5.   It is a condition precedent to closing that:

          a. All necessary parties shall execute a mutually acceptable definitive Purchase and Sale Agreement which shall contain the usual terms and provisions for the purchase and sale of oil and gas producing properties, including but not limited to, providing access to all lease records and related agreements, including all prior agreements in your files such as that certain farmout agreement between Chaparral, et al, and Wagnor and Brown and the Moneta Hills Unit and unit operating agreements, your delivery of conveyancing instruments containing special warranties, and representations by each of us which are usual and customary to the industry;

          b. There shall occur no adverse material change to the Properties or your interest therein prior to the closing;

          c. Delta shall inspect and be satisfied with the condition and deliverability of the wells and associated equipment; and

          d. You will accept this letter of intent in writing not later than 5:00 p.m. November 3, 1995.

     6. Subject to the terms hereof, the parties agree to keep all matters concerning the parties hereto confidential during the course of the negotiations, and thereafter, to return all documents of one party to the other in the event transactions contemplated hereunder do not close. It is provided, however, that nothing shall prevent the parties from fulfilling their reporting requirements under the Securities and Exchange Act of 1934.

     Please indicate below if the foregoing correctly sets forth the understanding between us, which understanding is subject in all respects, to the execution and delivery of any agreements and the closing of all transactions thereunder. This letter is not a binding legal obligation, but only represents the present intention of the parties and shall not create any rights or obligations of the parties hereto, except with regard to matters set forth in Paragraph 6 hereinabove.

                              Very truly yours,

                              DELTA PETROLEUM CORPORATION


                              /s/Roger A. Parker

                              Roger A. Parker
                              President

RAP:ss


AGREED AND ACCEPTED AS OF THE 31st DAY OF OCTOBER, 1995, by the undersigned:

SELLER:

MELANGE ASSOCIATES, INC.


BY:  /s/Gary Stewart
     Authorized Officer-President

NAUTILUS OIL AND GAS COMPANY

BY:  /s/Joe Pope
     Authorized Officer


THOROFARE RESOURCES, INC.

BY:  /s/Timothy E. Macke
     Authorized Officer